Exhibit 4.1

FORM OF

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment to Common Stock Purchase Warrant (this “Amendment”), dated as of March 22, 2018, is being entered into by and between Evoke Pharma, Inc., a Delaware corporation (the “Company”), and _________________ (the “Holder”).

WHEREAS, the Holder is the record and beneficial owner of certain warrants (the “Existing Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share, set forth on Exhibit A hereto; and

WHEREAS, the Company and the Holder have agreed to amend the Existing Warrants in the manner provided in this Amendment (the Existing Warrants, as so amended, the “Warrants”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

Section 1.Amendment to Warrant.  The Existing Warrants are amended by replacing the fourth sentence of Section 3(d) of each Existing Warrant in its entirety with the following sentence:

“Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is a result of a transaction which has not been approved by the Company’s Board of Directors, Holder shall not have the option to require the Company to purchase its Warrant.”

Section 2.Miscellaneous.

(A)No Other Amendment.  Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.

(B)Governing Law.  This Amendment shall be governed by and construed in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.

(C)Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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The parties hereto have executed this Amendment as of the date first written above.

EVOKE PHARMA, INC.

By:

Name:
Title:

[HOLDER]

By:

Name:
Title:

[Signature Page to Amendment to Common Stock Purchase Warrant]

Exhibit A

Existing Warrants to be Amended

Holder	Issuance Date	Shares Underlying Warrant

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